Exhibit 99.1

Cerner Announces 2-for-1 Stock Split

KANSAS CITY, Mo. — May 28, 2013 — Cerner Corporation (Nasdaq: CERN) announced today that its board of directors approved a 2-for-1 split of the company's common stock in the form of a 100 percent stock dividend at a regularly scheduled board meeting on May 24, 2013. Each shareholder of record on June 17, 2013 will receive one additional share of common stock for each share held on that date.

The distribution date for the new shares will be on or about June 28, 2013. Cerner had approximately 172.3 million shares of common stock outstanding as of May 24, 2013. The stock split will increase the common shares outstanding to approximately 344.6 million.

Answers to frequently asked questions are available on Cerner's Web site at www.cerner.com under the About Cerner section (click Investor Relations, then choose “2013 Stock Split FAQ”).

About Cerner
Cerner is contributing to the systemic change of health and care delivery. For more than 30 years Cerner has been executing its vision to make health care safer and more efficient. We started with the foundation of digitizing paper processes and now offer the most comprehensive array of information software, professional services, medical device integration, remote hosting and employer health and wellness services. Cerner systems are used by everyone from individual consumers, to single-doctor practices, hospitals, employers and entire countries. Taking what we've learned over more than three decades, Cerner is building on the knowledge that is in the system to support evidence-based clinical decisions, prevent medical errors and empower patients in their care.

Cerner® solutions are licensed by approximately 10,000 facilities around the world, including more than 2,700 hospitals; 4,150 physician practices; 45,000 physicians; 550 ambulatory facilities, such as laboratories, ambulatory centers, behavioral health centers, cardiac facilities, radiology clinics and surgery centers; 800 home health facilities; 45 employer sites and 1,750 retail pharmacies.

Certain trademarks, service marks and logos (collectively, the "Marks") set forth herein are owned by Cerner Corporation and/or its subsidiaries in the United States and certain other countries throughout the world. All other non-Cerner Marks are the property of their respective owners. Nasdaq: CERN. For more information about Cerner, please visit www.cerner.com, Twitter, Facebook and YouTube.

Cerner Media Contact: Megan Moriarty, (816) 888-2470, megan.moriarty@cerner.com
Cerner Investors Contact: Allan Kells, (816) 201-2445, akells@cerner.com